The information in this prospectus supplement is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 5, 2004

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)

(to prospectus dated October 23, 2001)	Registration Nos. 333-58176
333-72234

$

            % Senior Notes Due 2007

       In October and November 2001, we issued $1,200,000,000 aggregate principal amount of 6.50% senior notes due 2007, referred to in this prospectus supplement as the senior notes, in connection with the issuance of 24,000,000 equity security units in the form of normal units. This is a remarketing of up to $1,200,000,000 aggregate principal amount of those senior notes, which is the total aggregate principal amount of senior notes outstanding, on behalf of normal unit holders holding up to 24,000,000 equity security units and any other holders of senior notes that are not components of normal units who elect to participate in the remarketing. The senior notes will mature on November 16, 2007, unless a tax event redemption occurs before November 16, 2007. We make quarterly interest payments on the senior notes in arrears on February 16, May 16, August 16 and November 16 of each year. Interest on the senior notes will be reset to          % per year effective on and after August 16, 2004. The first interest payment on the remarketed senior notes will be on November 16, 2004.

       We may redeem the senior notes on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Senior Notes — Tax Event Redemption” in this prospectus supplement.

       The senior notes are unsecured and rank equally with all our other unsecured and unsubordinated indebtedness. The senior notes are effectively subordinated to all liabilities, including trade payables, of our subsidiaries. We will remarket the senior notes in denominations of $50 and integral multiples of $50.

       Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Per Senior Note	Total

Price to Public(1)%	$
Remarketing Fee to Remarketing Agents %	$
Net Proceeds to Participating Note Holders(2)%	$

(1)	Plus accrued interest from and including August 16, 2004, if settlement occurs after that date.
(2)	Includes amount used to purchase the treasury portfolio on behalf of the holders of normal units.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       We expect the senior notes to be ready for delivery in book-entry form only through The Depository Trust Company on or about August 16, 2004.

Lead Remarketing Agents

JPMorgan	Merrill Lynch & Co.

Banc of America Securities LLC

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

The date of this prospectus supplement is August     , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates; provided, however, that any information that we file with the Securities and Exchange Commission, or the SEC, subsequent to the date of this prospectus supplement that is incorporated by reference in the accompanying prospectus will automatically update this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. See “Where You Can Find More Information.”

MOTOROLA and the Stylized M Logo are registered in the U.S. Patent and Trademark Office. All other product or service names are the property of their respective owners.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of this remarketing. The second part, which is the accompanying prospectus, gives more general information, some of which may not apply to this remarketing.

        If the description of this remarketing that is contained in this prospectus supplement differs from the description contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until the offering of the senior notes under this prospectus supplement is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended April 3, 2004; and

•	Current Reports on Form 8-K filed on June 24, 2004 and July 19, 2004.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

A. Peter Lawson
Secretary, Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Telephone: (847) 576-5000

        You can also find information about us at our Internet website at http://www.motorola.com. Information contained on our website does not constitute part of this prospectus supplement.

        We have also filed a registration statement with the SEC relating to the senior notes described in this prospectus supplement. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the senior notes. The registration statement may contain additional information that may be important to you.

ii

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        Statements in this prospectus supplement that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. The factors below and those on pages 76 through 85 of our 2003 Annual Report on Form 10-K and in our other SEC filings could cause our actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (2) our ability to increase profitability and market share in our wireless handset business, particularly in light of competition in the China handset market; (3) demand for our products, including products related to new technologies; (4) our ability to introduce new products and technologies in a timely manner; (5) the impact of ongoing consolidations in the telecommunications and cable industries; (6) risks related to dependence on certain key manufacturing suppliers; (7) risks related to our high volume of manufacturing and sales in Asia; (8) our ability to purchase sufficient materials, parts and components to meet customer demand, including, without limitation, semiconductor products; (9) the creditworthiness of our customers, particularly purchasers of large infrastructure systems; (10) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (11) the levels at which design wins become actual orders and sales; (12) the impact of foreign currency fluctuations; (13) our ability to use our valuable deferred tax assets; (14) the impact on us from continuing hostilities in Iraq and conflict in other countries; (15) our ability and cost to repatriate additional funds; (16) unexpected effects on us and Freescale Semiconductor, Inc. as a result of the recent initial public offering of Freescale; and (17) our ability to successfully implement the complete separation of our semiconductor operations, which success is dependent upon a wide variety of factors, many of which are outside of our control. The words “believe,” “expect,” “anticipate,” “estimate,” “could,” “should,” “intend” and similar expressions generally identify forward-looking statements. You are cautioned not to place undue reliance on such forward-looking statements which are being made as of the date of this prospectus supplement. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUPPLEMENT SUMMARY

        You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus about us and the senior notes offered pursuant to this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, references in this prospectus supplement to “Motorola,” “we,” “us” and “our” mean Motorola, Inc. and its subsidiaries.

MOTOROLA, INC.

        We are a global leader in wireless, broadband and automotive communications technologies and embedded electronic products.

•	Wireless

Handsets: We are one of the world’s leading providers of wireless handsets, which transmit and receive voice, text, images and other forms of information and communication.

Wireless Networks: We also develop, manufacture and market public and enterprise wireless infrastructure communications systems, including hardware and software.

Mission-Critical Information Systems: In addition, we are a leading provider of customized, mission-critical radio communications and information systems.

•	Broadband

We are a global leader in developing and deploying end-to-end digital broadband entertainment, communication and information systems for the home and for the office. Our broadband technology enables network operators and retailers to deliver products and services that connect consumers to what they want, when they want it.

•	Automotive

We are the world’s market leader in embedded telematics systems that enable automated roadside assistance, navigation and advanced safety features for automobiles. We also provide integrated electronics for the powertrain, chassis, sensors and interior controls.

•	Semiconductor

We also are a leading producer of embedded processing and connectivity products for the automotive, networking and wireless communications industries through our majority-owned subsidiary, Freescale Semiconductor, Inc.

        We are a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Our principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number: (847) 576-5000).

RECENT DEVELOPMENTS

Freescale Semiconductor, Inc.

        During the second quarter, we completed the legal separation of our semiconductor operations into a separate subsidiary, Freescale Semiconductor, Inc. On July 21, 2004, Freescale completed an initial public offering, or an IPO, of approximately 121.6 million shares of Freescale Class A common stock. The net proceeds to Freescale from the IPO, as well as the subsequent sale of an additional 8.4 million shares of Class A common stock in connection with the exercise of the overallotment option, were approximately $1.6 billion. Following these transactions, approximately 32.5% of the total outstanding common stock of Freescale is held by the general public and 67.5% is held by us. We own all of Freescale’s Class B common stock, which is entitled to five votes per share and represents approximately 91.2% of Freescale’s total voting power. At the same time as the IPO, Freescale issued senior debt securities in an aggregate principal amount of $1.25 billion, consisting of $400 million of floating rate notes due 2009, $350 million of 6.875% notes due 2011 and $500 million of 7.125% notes due 2014. Freescale distributed approximately $1.1 billion of proceeds to us. We intend to use the proceeds we received from Freescale to partially effect the tender offer for, and redemption of, the debt described below.

        As a majority owned subsidiary, Freescale’s financial results are currently fully consolidated into our financial results. We currently intend to distribute our remaining 67.5% ownership interest in Freescale to our common stockholders before the end of 2004. However, the completion of the distribution is subject to conditions, some of which are beyond our control. Subsequent to such a distribution, Freescale will no longer constitute a part of our business operations and the related operating results of Freescale will be reflected as discontinued operations for all periods presented.

Second-Quarter 2004 Financial Results

        On July 20, 2004, we announced our second-quarter 2004 financial results, including:

•	sales of $8.7 billion in the second quarter of 2004, compared to $6.2 billion in the second quarter of 2003;

•	second-quarter 2004 GAAP pre-tax earnings of $800 million, compared to second-quarter 2003 GAAP pre-tax earnings of $112 million;

•	a second-quarter 2004 GAAP loss of $203 million, or ($.09) per share, compared to second-quarter 2003 GAAP earnings of $119 million, or $.05 per share. Second-quarter 2004 GAAP results include, among other items: (1) a non-cash tax expense of $898 million, or ($.38) per share, related to the establishment of a deferred tax asset valuation reserve associated with the initial public offering of Freescale Semiconductor, Inc., and (2) a tax benefit of $197 million, or $.08 per share, resulting from the reversal of tax reserves due to the settlement of certain tax audit items; and

•	second-quarter 2004 positive operating cash flow of $994 million, allowing us to complete the quarter with net cash of $1.8 billion, compared to net debt of $41 million at the end of 2003.

Debt Repurchases

        On July 26, 2004, we announced plans to retire up to $1.7 billion of outstanding debt. We commenced a cash tender offer for any and all of our $300 million aggregate principal amount of outstanding 7.60% Notes due 2007. Unless extended, the tender offer will expire at 5:00 p.m., New York City time, on August 5, 2004. In addition, we have called for the redemption of all of our $1.4 billion of outstanding 6.75% Notes due 2006. These repurchases of debt will be paid partially through proceeds from the initial public offering of Freescale Semiconductor, Inc. and partially through available cash balances.

THE REMARKETING

Issuer	Motorola, Inc., a Delaware corporation.

Securities Remarketed	Up to $1,200,000,000 aggregate principal amount of 6.50% senior notes due 2007. The exact aggregate principal amount of senior notes to be remarketed will be known on August 10, 2004.

Maturity	The senior notes will mature on November 16, 2007, unless a tax event redemption occurs before November 16, 2007.

Interest	The senior notes will bear interest at % per year on and after August 16, 2004. Interest on the senior notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The first interest payment on the remarketed senior notes will be made on November 16, 2004.

Tax Event Redemption	We may redeem the senior notes at our option on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Senior Notes — Tax Event Redemption” in this prospectus supplement.

Ranking	The senior notes are senior unsecured obligations of ours and rank equally with all of our other unsecured senior indebtedness. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will also be structurally subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries.

The Remarketing	We issued the senior notes in October and November 2001 in connection with our issuance and sale to the public of our equity security units. Each equity security unit initially consisted of both a purchase contract and a senior note. Pursuant to the terms of the equity security units, the remarketing agents will remarket the senior notes on behalf of current holders of normal units and holders of separate senior notes who have elected to participate in the remarketing in accordance with a remarketing agreement among Motorola, the remarketing agents and Wachovia Trust Company, National Association, as purchase contract agent and as attorney-in-fact for holders of purchase contracts. See “Remarketing” in this prospectus supplement.

The terms of the equity security units and senior notes require the remarketing agents to use their reasonable efforts to remarket the senior notes of holders participating in the remarketing at a price equal to approximately 100.50% of the purchase price for the treasury portfolio described in this prospectus supplement. In the remarketing, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and HSBC Securities (USA) Inc., as remarketing agents, may reset the interest rate on the senior notes to a rate sufficient to cause the price of all then outstanding senior notes to be at least 100.50% of the purchase price for the treasury portfolio described in this prospectus supplement.

Use of Proceeds	The proceeds from the remarketing of the senior notes are estimated to be $ , before application of the remarketing agents’ fee. We will not receive any proceeds of the remarketing. Instead, the proceeds from the remarketing will be used to purchase the treasury portfolio described in this prospectus supplement, which treasury portfolio will then be pledged to secure the stock purchase obligations of the holders of the normal units, with any proceeds in excess of the treasury portfolio purchase price being applied to pay the remarketing agents’ fee. After deducting the remarketing fee, the remarketing agents will remit (1) the portion of the proceeds from the remarketing of the senior notes attributable to any separate senior notes to the holders of separate senior notes that were remarketed and (2) the remaining portion of the proceeds, if any, to the holders of the normal units that were remarketed. The remarketing fee will be an amount up to 0.25% of the total proceeds from the remarketing. See “Use of Proceeds” in this prospectus supplement.

U.S. Federal Income Taxation	The senior notes should be classified as contingent payment debt instruments for U.S. federal income tax purposes. The regulations governing contingent payment debt instruments are complex, and their application to the senior notes following the remarketing is not entirely clear. We believe that the application described in this prospectus supplement is a reasonable interpretation of the contingent payment debt regulations. If you report your income in the manner described in this prospectus supplement, the net amount of interest income that you recognize in respect of the senior notes generally should approximate the economic accrual of income on the senior notes to you. See “Material United States Federal Income Tax Consequences.”

Listing	The senior notes will not be listed on any national securities exchange.

RISK FACTORS

        Before purchasing the senior notes, you should carefully consider the following risk factors together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under “Business Risk Factors” on pages 76 through 85 of our 2003 Annual Report on Form 10-K.

We may redeem the senior notes upon the occurrence of a tax event.

        We may redeem the senior notes, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the senior notes, we will pay the redemption price in cash to the holders of the senior notes. A tax event redemption will be a taxable event to the holders of the senior notes.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the senior notes.

        The terms of the senior notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the senior notes.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain or loss realized by holders of the senior notes.

        Assuming that you report your income in a manner consistent with our discussion in the section of this prospectus supplement entitled “Material United States Federal Income Tax Consequences,” the amount of income that you will recognize for United States federal income tax purposes in respect of the senior notes generally will correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis for United States federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, which we refer to as the IRS, will not successfully assert a different treatment of the senior notes that could affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

The senior notes are obligations of Motorola and not of our subsidiaries and will be effectively subordinated to the claims of the subsidiaries’ creditors.

        The senior notes are obligations exclusively of Motorola and not of our subsidiaries. Our operations are partially conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the senior notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior debenture and note holders, and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of July 3, 2004, our subsidiaries had approximately $6.3 billion of total liabilities, including trade payables.

USE OF PROCEEDS

        We will not receive any proceeds from the remarketing of the senior notes on behalf of holders of normal units and holders, if any, of senior notes held separately from normal units who elect to include their senior notes in the remarketing.

        We estimate that the total proceeds from the remarketing of senior notes comprising part of normal units will be approximately $          billion. These proceeds will be used as follows:

•	a portion will be used to purchase a specified portfolio of U.S. Treasury securities, or treasury portfolio, that will be pledged to us, on behalf of holders of normal units, as security for the stock purchase contract obligations of such holders;

•	a portion equal to the lesser of (1) 25 basis points (0.25%) of the purchase price for the treasury portfolio or (2) the amount of the proceeds, if any, in excess of the purchase price for the treasury portfolio, will be deducted and retained by the remarketing agents as a remarketing fee; and

•	the amount, if any, in excess of the purchase price for the treasury portfolio and the remarketing fee will be remitted to Wachovia Trust Company, National Association, as the purchase contract agent, for payment to the holders of normal units.

        With respect to the proceeds from the remarketing of senior notes held separately from normal units, if any, these proceeds will be paid to the original holders of those senior notes after the remarketing agents deduct and retain a corresponding remarketing fee.

DESCRIPTION OF THE SENIOR NOTES

General

        The senior notes to be remarketed were issued under our indenture dated May 1, 1995 between Motorola and J.P. Morgan Trust Company, National Association (as successor trustee to Bank One Trust Company, N.A., BNY Midwest Trust Company and Harris Trust and Savings Bank), as trustee. The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the senior notes.

        We have summarized the material provisions of the indenture in the accompanying prospectus under the caption “Description of Debt Securities.” The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary in the accompanying prospectus, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.” In this section, references to “our,” “we” and similar terms mean Motorola, Inc., excluding its subsidiaries.

        We initially issued the senior notes in October and November 2001 in connection with our issuance of equity security units. Each equity security unit consists of a unit, referred to as a normal unit, which is comprised of (1) a purchase contract under which the holder agrees to purchase shares of our common stock from us on November 16, 2004 and (2) a 6.50% senior note in the principal amount of $50 due November 16, 2007. Holders of normal units may substitute zero-coupon U.S. Treasury securities for the senior notes that are part of their normal units under certain circumstances. In that event, a second type of equity security unit, referred to as a stripped unit, is created, with the senior note being released to the stripped unit holder as a result. Senior notes that are part of normal units are pledged to us to secure the obligation that the normal unit holders have to purchase our common stock. We designated JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as collateral agent to hold the pledged senior notes and any other pledged securities.

        This prospectus supplement relates to the remarketing of the senior notes on behalf of the normal unit holders and any holders of the senior notes that have been separated from the normal units who have elected to participate in the remarketing.

        The aggregate principal amount of the senior notes is $1,200,000,000. The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on November 16, 2007, unless a tax event redemption occurs before November 16, 2007. Except for a tax event redemption, the senior notes will not be redeemable by us before their stated maturity.

        The senior notes will not be subject to a sinking fund provision.

        The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. The senior notes will be our exclusive obligations. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and the consequent ability to service debt, including our senior notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

        Any right to receive the assets of any of our subsidiaries upon their liquidation or reorganization (and the resulting right of the holders of the senior notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of July 3, 2004, our subsidiaries had outstanding approximately $6.3 billion of total liabilities, including trade payables.

        We may, without the consent of the holders of the senior notes, create and issue additional notes ranking equally with the senior notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of notes.

Denominations; Transfer and Exchange

        The senior notes will be remarketed in registered form, without coupons, in denominations of $50 and integral multiples of $50, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below.

Payments on the Senior Notes

        Payments on senior notes issued as a global security following this remarketing will be made to the depositary, a successor depositary or, in the event that no depositary is used, to the paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and the senior notes will be exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account designated by the holder entitled to payment. We have appointed J.P. Morgan Trust Company, National Association, as initial paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We will at all times be required to maintain a paying agent and transfer agent of the senior notes in the Borough of Manhattan, The City of New York.

        Any monies deposited with the trustee or paying agent, or held by us, in trust, for the payment of principal of or interest on any senior note and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note will thereafter look, as a general unsecured creditor, only to us for the payment thereof.

Interest

        Each senior note will bear interest at the rate of           % per year effective on and after August 16, 2004. Interest on the senior notes will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an “interest payment date.” The first interest payment on the remarketed senior notes will be on November 16, 2004. Interest will be payable to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

        The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay.

Tax Event Redemption

        If a tax event, as defined below, occurs and is continuing, we may, at our option, redeem all of the outstanding senior notes (whether underlying normal units or otherwise) in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or before a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event after the completion of this remarketing, we exercise the option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

        “Tax event” means our receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be McDermott, Will & Emery LLP) to the effect that there is more than an insubstantial risk that interest or original issue discount paid or accrued by us on the senior notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on October 31, 2001 (the date the senior notes were originally issued), which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after that date.

        “Tax event treasury portfolio” means a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities which mature on or before November 16, 2004 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and, with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and no later than November 16, 2007, interest or principal strips of U.S. Treasury securities which mature on or before that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

        “Redemption amount” means, in the case of a tax event redemption occurring before a successful remarketing of the senior notes, for each senior note the product of the principal amount of the senior note and a fraction whose numerator is the tax event treasury portfolio purchase price and whose denominator is the aggregate principal amount of the senior notes included in normal units, and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the par value of the senior notes.

        “Tax event treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the tax event treasury portfolio for settlement on the tax event redemption date.

        “Quotation agent” means any of J.P. Morgan Securities Inc. or Merrill Lynch Government Securities Inc. or their respective successors or any other primary U.S. government securities dealer in New York City selected by us.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

        We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        The senior notes initially will be represented by one or more fully registered global securities, respectively. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

        You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the senior notes, DTC or such nominee will be considered the sole owner and holder of the senior notes for all purposes of the senior notes and the indenture. Except as provided below, owners of beneficial interests in the senior notes will not be entitled to have the senior notes registered in their names, will not receive or be entitled to receive physical delivery of the senior notes in definitive form and will not be considered the owners or holders of the senior notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the indenture. Accordingly, each person owning a beneficial interest in a senior note must rely on the procedures of DTC or its nominee and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of senior notes.

        Unless and until we issue the senior notes in fully certificated form under the limited circumstances described below under the heading “— Certificated Senior Notes”

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the senior notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the senior notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

        DTC will act as securities depositary for the senior notes. The senior notes will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and

the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

        If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the senior notes, you must do so through a direct participant or an indirect participant.

        DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

        Purchases of the senior notes under DTC’s system must be made by or through direct participants, which will receive a credit for the senior notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the senior notes, except as provided below in “— Certificated Senior Notes.”

        To facilitate subsequent transfers, all senior notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of senior notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes. DTC’s records reflect only the identity of the direct participants to whose accounts the senior notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

        Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

        DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the senior notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to senior notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the senior notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        The trustee will not recognize you as a holder of any senior notes under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a senior note if one or more of the direct participants to whom the senior note is credited direct DTC to take the action. DTC can only act on behalf of its direct participants. Your ability to pledge senior notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your senior notes.

Certificated Senior Notes

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

        Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) of the senior notes for any purpose under the indenture, and no global security representing senior notes will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the securities depositary or, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.

        In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities, no longer permit any of the global security certificates to be so exchangeable or an event of default under the indenture has occurred and is continuing, then certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the senior notes. Unless otherwise stated, this summary deals only with senior notes held as capital assets (generally, assets held for investment) by holders that purchase senior notes in the remarketing at the remarketing offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, persons holding senior notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons holding senior notes through a partnership or other pass-through entity and U.S. holders whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly on a retroactive basis. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF THE SENIOR NOTES, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

        No statutory, administrative or judicial authority directly addresses the treatment of the senior notes or instruments similar to the senior notes for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described below.

U.S. Holders

        For purposes of this summary, the term “U.S. holder” means a beneficial owner of senior notes who is one of the following:

•	a citizen or resident of the United States, as determined for United States federal income tax purposes,

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1)(x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Original Issue Discount

        General. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable United States Treasury regulations (the “contingent payment debt regulations”). We have consistently treated (and intend to continue to treat) the senior notes as such, and the remainder of this discussion assumes that the senior notes will be so treated.

        The proper application of the contingent payment debt regulations to the senior notes following the remarketing is not entirely clear. We believe, based on the advice of our counsel, McDermott, Will & Emery LLP, that the application of the contingent payment debt regulations described below is a reasonable interpretation of these regulations. If you report your income in the manner described below, the net amount of interest income that you recognize in respect of the senior notes generally should approximate the economic accrual of income on the senior notes to you. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations described below. A different application could affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes. Accordingly, you are urged to consult your tax advisor regarding the application of the contingent payment debt regulations to the senior notes.

        Under the contingent payment debt regulations, you are required to accrue original issue discount on a constant yield-to-maturity basis (regardless of your usual method of accounting for United States federal income tax purposes) based on the “comparable yield” of the senior notes, subject to the adjustments described below. Under these rules, you may recognize original issue discount income in a taxable year in advance of the receipt of corresponding cash. The comparable yield of the senior notes generally is the rate at which we could have issued, as of the original issue date of the senior notes, a fixed rate debt instrument with no contingent payments with terms and conditions similar to the senior notes. Pursuant to the contingent payment debt regulations, we determined, as of the original issue date of the senior notes on October 31, 2001, that the comparable yield was 7.45% and projected interest payments on the senior notes per $50 of principal amount would be $0.96 on February 16, 2002, $0.81 for each subsequent quarter ending on or prior to August 16, 2004, and $1.06 for each quarter ending after August 16, 2004.

        By purchasing senior notes you will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. The comparable yield and the projected interest payments are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the senior notes and do not constitute a representation regarding the actual amount of the payment on the senior notes.

        Subject to the discussion under “— Adjustments to Original Issue Discount” below, the amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note’s adjusted issue price at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you hold the senior note. We have determined that the adjusted issue price of a senior note purchased in the remarketing will be $51.46 per $50 principal amount as of August 16, 2004. For any accrual period thereafter, the adjusted issue price of a Note will be $51.46 per $50 principal amount, increased by any original issue discount accrued on such senior note in any prior accrual period beginning on or after August 16, 2004 (disregarding any adjustments to original issue discount described below), and decreased by the projected payments on the senior notes in any prior accrual period beginning on or after August 16, 2004.

        Adjustments to Original Issue Discount. As a result of the remarketing, the interest rate on the senior notes will be reset to           % per year, and all remaining payments on the senior notes will become fixed. The senior notes will be subject to special rules that become applicable to contingent payment debt instruments when all of the contingent payments have become fixed substantially contemporaneously. Under these special rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Based on the annual reset rate of           %, interest payments on the senior notes, per $50 principal amount, will be $ for each quarterly payment date after August 16, 2004. The difference between the amount of the remaining payments (as fixed) and the projected amount of the payments (according to the projected payment schedule) must be taken into account, as a negative adjustment, in a reasonable manner over the period to which the payments relate.

        In addition, if the remarketing offering price differs from the adjusted issue price of the senior notes at the time of the remarketing (i.e. $51.46 per $50 principal amount), the amount of any such difference should be allocated to the daily portion of original issue discount over the remaining term of the senior notes and taken into account by you as such daily portion accrues, either as a positive adjustment (if the remarketing offering price is less than the adjusted issue price) or a negative adjustment (if the remarketing offering price is greater than the adjusted issue price).

        The amount by which total negative adjustments on your senior notes in a taxable year exceed the total positive adjustment on the senior notes in the taxable year will reduce the amount of original issue discount on the senior notes for the taxable year. Any excess is then allowed as an ordinary loss to you to the extent your total interest inclusion on the senior notes in prior years exceeds your net negative adjustments treated as ordinary loss in prior years. The ordinary loss is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the United States Internal Revenue Code of 1986, as amended, or the Code.

        In general, by reporting income in the manner described above, you will recognize net interest income on the senior notes in an amount that should approximate the economic accrual of income on the senior notes to you.

        Certain U.S. holders will receive IRS Form 1099-OID reporting original issue discount accruals on their senior notes. Those forms generally will not, however, reflect any adjustment to original issue discount attributable to the difference between the remarketing offering price and the adjusted issue price of the senior notes. U.S. holders are urged to consult their tax advisors regarding any adjustments that they may need to make to the amount reported on IRS Form 1099-OID based on their particular situations.

Adjustment to Tax Basis in Senior Notes

        Your initial tax basis in a senior note acquired by you in the remarketing will equal the amount that you pay for such senior note. You can determine your adjusted tax basis in a senior note by adding to your initial tax basis in the senior note the net amount of original issue discount included in your income with respect to the senior note (disregarding any positive or negative adjustments, other than those described in the next paragraph) and then subtracting the total amount of the projected payments on the senior note for all previous accrual periods starting from the date of the remarketing.

        In addition, as discussed above, certain positive or negative adjustments must be made over the remaining term of the senior note if your initial adjusted tax basis in a senior note acquired in the remarketing differs from the adjusted issue price of such senior note at the time of the remarketing. The adjusted tax basis of a senior note will be decreased by any such negative adjustments and increased by any such positive adjustments.

Sales, Exchanges or Other Taxable Dispositions of Senior Notes

        You will recognize gain or loss on a disposition of a senior note in an amount equal to the difference between your amount realized and your adjusted tax basis in the senior note. Any such gain or loss generally will be treated as capital gain or loss (except to the extent attributable to accrued but unpaid interest and possibly positive adjustments not yet accrued and included in income, which are separately treated as ordinary income) and will be long-term capital gain or loss if you held the senior note for more than one year immediately prior to such disposition. It is possible, however, that gain recognized on a disposition of a senior note during the six-month period beginning on August 16, 2004 will be treated as interest income. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

        Unless you are an exempt recipient (such as a corporation), payments of interest (including original issue discount) on the senior notes and proceeds on the sale of senior notes will be subject to information reporting and also will be subject to United States federal backup withholding tax (which is currently 28%), if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided that you timely furnish the required information to the IRS.

Non-U.S. Holders

        The following discussion applies to you if you are a holder that is neither a U.S. holder as defined above nor a partnership (or other entity treated as a partnership for United States federal income tax purposes). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” or are otherwise subject to special treatment for United States federal income tax purposes. You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

United States Federal Withholding Tax

        The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the senior notes, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code, and the United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the senior notes is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or (b) a qualified intermediary holding the senior notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies under penalty of perjury that it has determined that you are not a U.S. person.

        Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

        WE DO NOT INTEND TO WITHHOLD ON PAYMENTS OF PRINCIPAL AND INTEREST ON THE NOTES IF THE ABOVE REQUIREMENTS ARE MET.

        If you cannot satisfy the requirements described above, payments made to you on the senior notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the senior notes that are effectively connected with your conduct of a trade or business within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment or fixed base that you maintain), are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed (a) IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or (b) IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

        In general, the 30% United States federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the senior notes.

        In general, no backup withholding will be required with respect to payments we make with respect to the senior notes if the certification requirements described above have been satisfied and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required on the payment of proceeds of the sale of senior notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment or fixed base within the United States) and interest (including original issue discount) on the senior notes is effectively connected with the conduct of that trade or business (and if a treaty applies, of that permanent establishment or fixed base), you will be subject to United States federal income tax (but not the 30% United States federal withholding tax), on such income on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty).

        Any gain or income realized on the disposition of a senior note generally will not be subject to United States federal income tax unless:

•	that gain or income is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

REMARKETING

        Under the terms and conditions contained in the remarketing agreement, dated August 2, 2004, we have agreed that J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., and HSBC Securities (USA) Inc., as the remarketing agents, will use their reasonable efforts to remarket the senior notes on August 11, 2004 at an aggregate price of approximately 100.50% of the treasury portfolio purchase price described below. In connection with the remarketing, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead remarketing agents, will attempt to reset the rate of interest payable on the senior notes so that the senior notes can be remarketed at that price. The portion of the proceeds from the remarketing of any senior notes that are held as part of normal units equal to the treasury portfolio purchase price of $          will be applied to purchase, on behalf of the holders of those normal units, a portfolio of U.S. Treasury securities consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or before November 16, 2004 in an aggregate amount equal to the principal amount of the senior notes included in normal units, and

•	interest or principal strips of U.S. Treasury securities that mature on or before November 16, 2004 in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes on November 16, 2004 if the interest rate on the senior notes had not been reset in connection with this remarketing.

        The treasury portfolio described above will be substituted for the senior notes that are components of normal units and will be pledged to the collateral agent to secure the normal unit holders’ obligation to purchase our common stock under the purchase contracts.

        At the maturity of the purchase contracts, proceeds of the treasury portfolio in an amount equal to the principal amount of the senior notes will be automatically applied to satisfy the holders’ obligation to purchase our common stock under the purchase contracts. Any additional proceeds of the treasury portfolio will be distributed to the normal unit holders.

        As used in this context, “treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent for the purchase of the treasury portfolio on August 16, 2004.

        “Quotation agent” means any of J.P. Morgan Securities Inc. or Merrill Lynch Government Securities Inc. or their respective successors or any other primary U.S. government securities dealer in New York City selected by us.

        The remarketing agreement provides that the remarketing agents must remarket the senior notes at a price equal to or greater than the treasury portfolio purchase price. The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

        In the case of senior notes that are held as part of normal units, the remarketing agents may deduct a remarketing fee from any amount of the proceeds in excess of the treasury portfolio purchase price. The remarketing agents will remit (1) the portion of the proceeds from the remarketing of senior notes attributable to separate senior notes to the holders of such separate senior notes that were remarketed and (2) the remaining proceeds, less those proceeds used to purchase the treasury portfolio, to the holders of the normal units that were remarketed.

        The remarketing fee will be an amount of up to 0.25% of the total proceeds from the remarketing of the senior notes. Normal unit holders and separate note holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fees in connection with the remarketing.

        The senior notes have no established trading market. The remarketing agents have advised us that they intend to make a market in the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

        In order to facilitate the remarketing of the senior notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement. The remarketing agents and certain of their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, financial advisory and underwriter services to us and our affiliates for which they have received, or will receive, customary compensation. J.P. Morgan Trust Company, National Association, an affiliate of J.P. Morgan Securities Inc., is the trustee for the senior notes to be remarketed under the remarketing agreement, dated August 2, 2004. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the collateral agent under the pledge agreement dated October 31, 2001 entered into in relation to the issuance of the equity security units.

        J.P. Morgan Securities Inc. will make the senior notes available for distribution on the Internet through a proprietary website and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the senior notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

        Jeffrey A. Brown of our Law Department, Winston & Strawn LLP, Chicago, Illinois and McDermott, Will & Emery LLP, Chicago, Illinois, with respect to tax matters, will pass on certain legal matters for us with respect to the remarketing of the senior notes. As of the date of this prospectus supplement, Mr. Brown owned approximately 2,150 shares of our common stock and held options to purchase 63,300 shares of our common stock, of which options to purchase 24,000 shares were currently exercisable. Shearman & Sterling LLP, New York, New York will pass on certain legal matters for the remarketing agents.

EXPERTS

        KPMG LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, included therein, which is incorporated by reference in the accompanying prospectus. Our financial statements and schedule are incorporated by reference in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

$2,000,000,000

Debt Securities and Debt Securities Warrants

Common Stock and Common Stock Warrants
Stock Purchase Contracts and Stock Purchase Units

           We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

•	unsecured senior debt securities

•	unsecured subordinated debt securities

•	warrants to purchase debt securities

•	common stock

•	warrants to purchase common stock

•	stock purchase contracts

•	stock purchase units

•	units consisting of any combination of these securities

        We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

        These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2001.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

        The registration statement that contains this prospectus (including the exhibits) contains additional important information about Motorola, Inc. and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

•	Current Reports on Form 8-K, dated April 3, 2001 and October 22, 2001.

•	The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

•	The description of our preferred stock purchase rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

        You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

A. Peter Lawson
Secretary, Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Telephone: (847) 576-5000

        You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE COMPANY

        Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. Our broad portfolio of products and services includes:

•	Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

•	End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

•	Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets.

•	Embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

        Our solutions are focused on end markets that have, and we believe will continue to have, attractive growth prospects. Many of the industries we participate in are in the process of migrating to newer, more advanced technologies. We believe that these transitions should enhance the demand for our product offerings.

        We are committed to delivering complete solutions to our customers. In order to do that, we must be an industry leader in current and next-generation products and technologies that our customers demand. We recognize that this requires industry leading research and development across all of our business segments and close collaboration with our customers. We continue to commit a large amount of capital to these efforts.

        For the year ended December 31, 2000, we generated consolidated revenues of $37.6 billion. For the three and nine months ended September 29, 2001, we generated consolidated revenues of $7.4 billion and $22.7 billion, respectively.

        Over the past year, we have announced significant restructuring programs in all of our businesses. The goal of these programs is to enhance our operating flexibility and to improve our profitability by reducing costs. These actions have already yielded tangible results and are expected to produce significant annual cost savings. We have also sold businesses that no longer complemented our growth strategy.

        We market our products and services in over 100 countries worldwide. In 2000, more than half of our sales occurred outside the United States. We derive our revenue across six business units with the largest unit comprising approximately one-third of our consolidated revenues in 2000.

        Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola’s principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number: 847-576-5000).

USE OF PROCEEDS

        Unless the applicable prospectus supplement provides otherwise, we will use the net proceeds from the sale of the offered securities for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following are the unaudited consolidated ratios of earnings to fixed charges for the nine months ended September 29, 2001 and each of the years in the five-year period ended December 31, 2000:

	Nine Months
	Ended	Year Ended December 31,
	September 29,
	2001	2000	1999	1998		1997	1996

Ratio of earnings to fixed charges	— (a)	3.9	3.5	—	(b)	6.3	5.2

(a) Earnings were inadequate to cover fixed charges by $3.6 billion.

(b) Earnings were inadequate to cover fixed charges by $1.2 billion.

        For purposes of computing the ratios of earnings to fixed charges, we have divided earnings before income tax expense plus fixed charges by fixed charges. Fixed charges consist of interest costs and estimated interest included in rentals (one-third of net rental expense).

DESCRIPTION OF DEBT SECURITIES

        The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of debt securities and other securities described in this prospectus.

        The debt securities will be either senior debt securities or subordinated debt securities. We will issue the “senior securities” under the “senior indenture” dated May 1, 1995 between us and Bank One Trust Company, N.A., or any successor trustee. We will issue the “subordinated securities” under a “subordinated indenture” between us and the trustee named therein, or any successor trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures,” and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as a “trustee.” The indentures are included as exhibits to our registration statement and the following description is qualified in its entirety by reference to the provisions of the indentures and the applicable prospectus supplement. You should read these documents carefully to fully understand the terms of the debt securities.

        The numerical references in parentheses below are to sections of the indentures. Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indentures have the meanings used in the indentures. As used in this “Description of Debt Securities,” the “company” refers to Motorola, Inc. and does not, unless the context otherwise indicates, include our subsidiaries.

General

        The senior securities are unsubordinated obligations of the company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. (section 301 of the senior indenture.) Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank junior to the senior securities. The subordinated securities are subordinated in right of payment to the prior payment in full of our senior indebtedness. See “— Subordinated Indenture Provisions” below. The subordinated securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. (section 301 of the subordinated indenture.) We will set forth in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated securities. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder and provide that we may issue debt securities thereunder from time to time in one or more series.

Terms

        We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

•	the title of the securities;

•	any limit on the aggregate principal amount of the securities;

•	the maturity;

•	the interest rate or method of calculation of the interest rate and the date from which interest will accrue;

•	the interest payment dates and the record dates for payment of interest, or the discount to face value and accretion rate in the case of debt securities issued at a substantial discount to the principal amount;

•	the price and date of any optional redemption by us;

•	our obligation, if any, to redeem the offered securities and any requirement to maintain a “sinking fund” to support such obligation;

•	the terms of any repurchase or remarketing rights of third parties;

•	the currency or currencies in which we will pay principal or interest;

•	any conversion features; and

•	whether the defeasance or covenant defeasance provisions of the applicable indenture apply.

        We can also establish any other terms and conditions of the debt securities to the extent they do not conflict with the terms of the indentures. (section 301 of each indenture.) Therefore, you must read the applicable indenture and prospectus supplement carefully to understand the terms of any series of debt securities.

Effective Subordination

        The debt securities will be our obligations exclusively. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by the applicable prospectus supplement, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

        Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

No Limitations on Other Debt

        The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the indentures do restrict us and our domestic subsidiaries from granting certain security interests on certain of their property or assets unless the debt securities are equally secured. See “— Restrictive Covenants” below.

Open-Ended Indenture

        The indentures are “open-ended,” meaning we may issue a number of different series of debt securities, with different terms and conditions, under each of the indentures. (section 301 of each indenture.) There is no limit on the amount of debt securities we can issue under either indenture, and we already have issued a significant amount of debt securities under the senior indenture.

Defeasance and Covenant Defeasance

        Under the indentures, we have the ability to take certain steps to effect a “defeasance” or a “covenant defeasance.” A defeasance allows us to be discharged from any and all obligations in respect of a series of debt securities except for certain obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

•	consolidation, merger, conveyance, transfer or lease;

•	maintenance of our existence and properties;

•	payment of taxes and other claims; and

•	restrictions on secured debt and sale and leaseback transactions.

        A covenant defeasance also causes certain events specified in the indentures to no longer be deemed an event of default under the indentures.

        To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the debt securities of such series at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of debt securities upon any acceleration of payment.

        We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause holders of our debt securities to recognize income, gain or loss for federal income tax purposes as a result and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

        We may further describe in the applicable prospectus supplement the provisions, if any, regarding defeasance or covenant defeasance with respect to the debt securities of a particular series. (article fifteen of each indenture.)

Restrictive Covenants

Restrictions on Secured Debt

        If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the debt securities of each series equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 5% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See “— Restrictive Covenants — Restrictions on Sales and Leasebacks” below.

        This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

•	Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

•	Mortgages in favor of us or a Domestic Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress or advance payments;

•	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	purchase money Mortgages and Mortgages to secure the construction cost of property; and

•	any extension, renewal or refunding of any Mortgage referred to above.

Restrictions on Sales and Leasebacks

        Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

•	we or such Domestic Subsidiary could mortgage such property as provided for above under “— Restrictive Covenants — Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities of each series; or

•	within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

•	the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

•	the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

        This restriction will not apply to any sale and leaseback transaction:

•	between us and a Domestic Subsidiary or between Domestic Subsidiaries; or

•	involving the taking back of a lease for a period, including renewals, of three years or less. (section 1011 of each indenture.)

Certain Definitions

        The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the indentures. These and other definitions are contained in the indentures. You should read the applicable indenture to understand these restrictions fully.

        “Attributable Debt” means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the senior securities of each series, compounded annually.

        “Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

•	all current liabilities, excluding any constituting Funded Debt by reason of their being renewable or extendable; and

•	goodwill and other intangibles. (section 1010 of each indenture.)

        “Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary of ours which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing our operations or our Subsidiaries, or both, outside the United States.

        “Principal Property” includes any single parcel of real estate, any manufacturing plant or warehouse we own or lease or any Domestic Subsidiary owns or leases which is located within the United States and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any manufacturing plant or warehouse or a portion of any manufacturing plant or warehouse:

•	which is a pollution control or other facility financed by obligations issued by a state or local government unit; or

•	which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

        “Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other Subsidiaries.

Events of Default

        The following are events of default under the indentures with respect to any debt securities:

•	failure to pay principal of, or premium, if any, on any debt security of that series when due;

•	failure to pay any installment of interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series, continued for 60 days after written notice as provided in the applicable indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series. (section 501 of each indenture.)

        If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (section 502 of each indenture.) For information as to waiver of defaults, see “— Modification and Waiver.” You must read the applicable prospectus supplement for a description of the acceleration provisions of any debt securities issued as original issue discount or indexed securities.

        Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity. (section 603 of each indenture.) Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (section 512 of the senior indenture and section 505 of the subordinated indenture.)

        We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the applicable indenture and as to any default in such performance. (section 1006 of each indenture.)

Modification and Waiver

        Modifications and amendments of each indenture may be made by us and the trustee with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

•	reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults. (section 902 of each indenture.)

        The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable indenture. (section 1012 of each indenture.) The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (section 513 of the senior indenture and section 504 of the subordinated indenture.)

        In addition, we may not modify or amend the subordination provisions of the subordinated indenture without the consent of the holders of each outstanding subordinated debt security affected thereby. Further, no modification or amendment of that type may adversely affect the rights under article sixteen of the subordinated indenture of the holders of senior indebtedness then outstanding without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness. (section 902 of the subordinated indenture.)

        Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (section 1401 of each indenture.) The trustee for those debt securities may call a meeting at any time or upon our request or the request of holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the applicable indenture. (section 1402 of each indenture.) Except for any consent that must be given by each holder of a debt security affected, and except as described below, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Any resolution with respect to any consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture, except for any consent that must be given by each holder of a debt security affected, may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series. Further, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under one of the indentures may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. (section 1404 of each indenture.)

        Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture with respect thereto will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series. However, if any action is to be taken at such meeting with respect to a consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (section 1404 of each indenture.)

Consolidation, Merger, Conveyance, Transfer or lease

        We may, without the consent of any holders of outstanding debt securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, us, provided that:

•	the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

•	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any series of debt securities as to which such event of default or such event has happened and is continuing; and

•	certain other conditions are met. (article eight of each indenture.)

Form, Denominations, Exchange, Registration and Transfer

        We may issue debt securities as registered securities or bearer securities, and may be issued in global form. Global securities are described below under “—Global Securities.” Unless we otherwise provide in the applicable prospectus supplement, we will issue registered securities in denominations of $1,000 and integral multiples thereof and we will issue bearer securities in denominations of $5,000 and integral multiples thereof. Unless we otherwise indicate in the applicable prospectus supplement, bearer securities will have interest coupons attached. (section 201 of each indenture.)

        Our registered securities will be exchangeable for other registered securities of the same series. In addition, if we issue a series of debt securities as both registered securities and bearer securities, subject to certain conditions, holders may exchange bearer securities for registered securities. Our registered securities generally may not be exchanged for bearer securities unless we provide for such an exchange in the applicable prospectus supplement. (section 305 of each indenture.)

        We will not mail bearer securities in connection with their original issuance to any location in the United States. In addition, the United States Internal Revenue Code of 1986, as amended (the “Code”), requires us to obtain written certification from the initial purchaser of a bearer security to the effect that:

•	the bearer security is not being acquired by or on behalf of a United States person;

•	if a beneficial interest in the bearer security is being acquired by or on behalf of a United States person, that the United States person is a foreign branch of a United States financial institution that is purchasing for its own account or for resale or the person is acquiring the bearer security through the foreign branch of a United States financial institution and the financial institution agrees, in either case, to comply with certain requirements of the Code; or

•	the bearer security is being acquired by a United States or foreign financial institution for resale during the restricted period and has not been acquired for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. (section 303 of each indenture.)

        You may present registered securities for registration of transfer at the office of the trustee, or at the office of any transfer agent we designate without service charge and upon payment of any taxes and other governmental charges. (section 305 of each indenture.) We may change transfer agents or designate additional transfer agents at any time, except that, if we have issued a series of debt securities solely as registered securities, we must maintain a transfer agent in each place of payment for such series and, if we have issued a series of debt securities as bearer securities, we must maintain a transfer agent in a place of payment for such series located outside the United States. (section 1002 of each indenture.)

        If we elect or are required to redeem or exchange particular debt securities, we will not be required to:

•	issue, register the transfer of or exchange those debt securities for a period of 15 days before the first publication or mailing of the notice of redemption or exchange;

•	register the transfer of or exchange any registered security selected for redemption; or

•	exchange any bearer security selected for redemption except that a bearer security selected for redemption may be exchanged for a registered security that will be surrendered for redemption. (section 305 of each indenture.)

Global Securities

        The following will apply to debt securities of any series, unless the prospectus supplement relating to that series provides otherwise.

        Upon issuance, we will deposit with, or on behalf of, the depositary and will register in the name of the depositary or a nominee of the depositary one or more “global securities” to represent the debt securities of each series. Unless we otherwise indicate in the prospectus supplement relating to a series of debt securities, The Depository Trust Company will act as the depositary and we will deposit the global securities with, or on behalf of, DTC or its nominee, and we will register registered securities in the name of a nominee of DTC. Except under limited circumstances described below, global securities will not be exchangeable for definitive certificated debt securities.

        Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with DTC, generally known as DTC participants. Ownership of beneficial interests in a global security will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of DTC participants and records of DTC participants, with respect to interests of persons who hold through DTC participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depositary is the registered owner of a global security, the depositary will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

        We will make payments of principal of and any interest, and premium, if any, on individual debt securities represented by a global security to DTC or its nominee, as the case may be, as the sole registered owner of such global security and the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in the global securities representing any debt securities or for maintaining, supervising or reviewing any of DTC’s records relating to those beneficial ownership interests.

        We have been advised by DTC that, upon receipt of any payment in respect of a global security, DTC will immediately credit DTC participants’ accounts for their pro rata share of such payments. We also expect that payments by DTC participants to owners of beneficial interests in global securities held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the sole responsibility of the DTC participants.

        Global securities may not be transferred except as a whole by DTC to a nominee of DTC. Global securities representing debt securities are exchangeable for certificated debt securities only if:

•	DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for these global securities;

•	DTC ceases to be qualified as required by the applicable indenture;

•	we instruct the trustee in accordance with the applicable indenture that those global securities will be so exchangeable; or

•	there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities represented by such global security.

        Any global securities that are exchangeable as described above shall be exchangeable for certificated debt securities issuable in denominations of $1,000, or $5,000 in the case of bearer debt securities, and integral multiples of $1,000, or $5,000 in the case of bearer debt securities, in excess thereof and registered in the names DTC directs. Subject to the foregoing, global securities are not exchangeable, except for global securities of like denomination to be registered in the name of DTC or its nominee. If we issue debt securities subsequently in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency we maintain for such purpose.

        So long as DTC or its nominee is the registered holder and owner of global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the applicable indenture and the debt securities. Except as provided above, owners of beneficial interests in global securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a DTC participant, on the procedures of the DTC participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. The indentures provide that DTC may grant proxies and otherwise authorize DTC participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that under existing industry practices in the event that we request any action of holders or that an owner of a beneficial interest in global securities desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to give or take such action, and such DTC participants would authorize beneficial owners owning through such DTC participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

        DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities that DTC participants deposit with DTC.

•	DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of direct DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

        According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Payment and Paying Agents

        Unless the applicable prospectus supplement provides otherwise, the place of payment for all registered securities will be Chicago, Illinois, U.S.A., and we will initially designate the corporate trust office of the applicable trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person’s address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register. (sections 307, 1001 and 1002 of each indenture.) Unless the applicable prospectus supplement provides otherwise, we will make payment of any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the record date for such interest. (section 307 of each indenture.)

        If we issue bearer securities, we must maintain an office or agency outside the United States at which the principal of, and premium, if any, and interest, if any, on the bearer securities will be paid. (section 1002 of each indenture.) The initial locations of such offices and agencies will be specified in the applicable prospectus supplement. Unless the applicable prospectus supplement provides otherwise, we will make payments with respect to bearer securities, at the holder’s option, by check in the currency designated in the bearer security presented or mailed to an address outside the United States or paid by wire transfer to an account in such currency maintained at a bank located outside the United States. We will not make payments in the United States. (sections 307 and 1002 of each indenture.) Nevertheless, we will make payments with respect to bearer securities payable in U.S. dollars at the office of our paying agent in Chicago, Illinois if, but only if, payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the trustee has received an opinion of counsel that such payment within the United States is legal. (sections 307 and 1002 of each indenture.) Unless the applicable prospectus supplement provides otherwise, we will make payment of installments of interest on any bearer securities on or before maturity only against surrender of coupons for such interest installments as they mature. (section 1001 of each indenture.)

        Unless the applicable prospectus supplement provides otherwise, we will make all payments of principal of, and premium, if any, and interest, if any, on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if such currency:

•	ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions;

•	is the euro and ceases to be used both within the European Monetary Union and for the settlement of transactions by public institutions of or within the European Union; or

•	is any currency unit, or composite currency, other than the euro and ceases to be used for the purposes for which it was established. (section 312 of each indenture.)

        We may designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

        All moneys deposited with a paying agent or held for the payment of principal of, or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such payment has become due will, at our request, be repaid to us, or discharged from trust, and the holder of such debt security may thereafter look only to us for payment thereof. (section 1003 of each indenture.)

Subordinated Indenture Provisions

        Our subordinated securities are subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to the prior payment in full of all existing and future senior debt of ours. (section 1601 of the subordinated indenture.)

        Senior debt is defined in the subordinated indenture as the principal of, and premium, if any, and interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with any debt incurred, assumed or guaranteed by us, whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Excluded from the definition of senior debt are the following:

•	any debt which expressly provides:

•	that such debt is not senior in right of payment to the subordinated securities; or

•	that such debt is subordinated to any other debt of ours, unless such debt expressly provides that such debt is senior in right of payment to the subordinated securities;

•	debt of ours in respect of the subordinated securities;

•	debt of ours in respect of our outstanding Liquid Yield OptionTM Notes due 2009 and our outstanding Liquid Yield OptionTM Notes due 2013, which 2009 LYONs and 2013 LYONs rank on a parity with the subordinated securities;

•	debt of ours in respect of the extension notes which may be issued in the future, at specified dates, in respect of the 2009 LYONs and in payment of the purchase price thereof, which extension notes

        (TM) Trademark of Merrill Lynch & Co.

would rank on a parity with the subordinated securities and any 2009 LYONs and 2013 LYONs remaining outstanding (section 101 of the subordinated indenture); and

•	debt of ours in respect of our 6.68% deferrable interest junior subordinated debentures due March 31, 2039 representing a long-term loan made to us by Motorola Capital Trust I, a Delaware statutory business trust and our wholly-owned subsidiary, and our obligations related to our guarantee of certain obligations of the trust under its 6.68% Trust Originated Preferred SecuritiesSM.

        There are no restrictions in the subordinated indenture on the creation of additional senior debt, or any other indebtedness. (section 101 of the subordinated indenture.) The prospectus supplement with respect to any subordinated securities will set forth:

•	the aggregate amount of consolidated indebtedness outstanding as of the most recent practicable date that would constitute either senior debt or indebtedness of our subsidiaries;

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank on a parity with the subordinated securities; and

•	any then-existing limitation on the issuance of additional senior debt.

        By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets:

•	the holders of all senior debt will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of subordinated securities would be entitled to receive any payment or distribution with respect to such securities;

•	the holders of subordinated securities will be required to pay over their share of such distribution to the holders of senior debt until such senior debt is paid in full; and

•	our creditors who are not holders of subordinated securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated securities. (section 1602 of the subordinated indenture.)

        Unless the applicable prospectus supplement provides otherwise, in the event that the subordinated securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an event of default, then we would be obligated to promptly notify holders of senior debt of such acceleration. Unless the applicable prospectus supplement provides otherwise, we may not pay the subordinated securities until 120 days have passed after such acceleration occurs and may thereafter pay the subordinated securities if the terms of the subordinated indenture otherwise permit payment at that time. (section 1603 of the subordinated indenture.)

        Unless the applicable prospectus supplement provides otherwise, we may not make any payment of the principal, and premium, if any, or interest, if any, with respect to any of the subordinated securities, except we may acquire subordinated securities for our common stock or other capital stock or as otherwise set forth in the subordinated indenture, if any default with respect to senior debt occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or we receive notice of the default, unless 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the senior debt is cured or the terms of the subordinated indenture otherwise permit the payment or acquisition of the subordinated securities at that time. (section 1604 of the subordinated indenture.)

        (SM) “Trust Originated Preferred Securities” and “TOPrS” are service marks of Merrill Lynch & Co.

The Trustee

        Bank One Trust Company, N.A. is trustee under:

•	the senior indenture relating to:

•	our 6.75% notes due February 1, 2006;

•	our 5.80% notes due October 15, 2008;

•	our 7 5/8% notes due November 15, 2010;

•	our Puttable Reset Securities PURSSM due February 1, 2011;

•	our 7 1/2% debentures due May 15, 2025;

•	our 6 1/2% debentures due September 1, 2025;

•	our 6 1/2% debentures due November 15, 2028;

•	our 5.22% debentures due October 1, 2097;

•	the indenture dated as of September 1, 1989 relating to our 2009 LYONs; and

•	the indenture dated as of September 1, 1993 relating to our 2013 LYONs.

        We maintain various banking relationships with Bank One, N.A., an affiliate of the trustee. As one of our principal commercial banks, Bank One, N.A. provides several foreign exchange and cash management services to us and has extended several credit facilities to us. Bank One, N.A. is also an issuing and paying agent for various commercial paper we have issued.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is subject to the detailed provisions of our restated certificate of incorporation, as amended, and bylaws, as amended, and to the rights agreement described below. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the certificate of incorporation, the bylaws and the rights agreement, which are filed as exhibits to the registration statement. See “Where You Can Find More Information.”

Common and Preferred Stock

        Our authorized capital stock consists of 4,200,000,000 shares of common stock, par value $3 per share, and 500,000 shares of preferred stock, par value $100 per share, issuable in series. There are no shares of preferred stock presently outstanding. Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our certificate of incorporation. The holders of shares of our common stock are entitled to one vote for each share held and each share of our common stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by our board of directors, and in the distribution of assets in the event of liquidation. The shares of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of our common stock are duly and validly issued, fully paid and nonassessable, and any shares of our common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, will be duly and validly issued, fully paid and nonassessable.

        (SM) Service Mark of Goldman, Sachs & Co.

Preferred Stock Purchase Rights

        On November 5, 1998, we authorized a new rights agreement between us and Harris Trust and Savings Bank, as rights agent to replace the existing rights agreement dated as of November 9, 1988, as amended, and the associated rights, which expired as of the close of business on November 20, 1998. The following summary of certain provisions of the rights agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the rights agreement, including particular provisions or defined terms of the rights agreement. See “Where You Can Find More Information.”

        Under the rights agreement, each outstanding share of our common stock is accompanied by a preferred stock purchase right. Each right entitles the registered holder to purchase from us one thirty-thousandth of a share, as adjusted to reflect our 3-for-1 stock split in the form of a 200% stock dividend paid on June 1, 2000, of our Junior Participating Preferred Stock, Series B, $100 par value per share, at a price of $66.66 per one thirty-thousandth, or $200 per one ten-thousandth, of a preferred share, subject to adjustment. The rights attach to shares of our common stock outstanding as of the close of business on November 20, 1998 and to shares of our common stock which become outstanding thereafter prior to the earliest of the distribution date, the redemption of the rights, the exchange of the rights and the expiration of the rights, and, in certain cases, following the distribution date.

        The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because of the ability of our board of directors to redeem the rights.

        Until the earlier to occur of 10 days following a public announcement that a person or group of affiliated or associated persons (referred to herein as an “acquiring person”) acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of our common stock and 10 days following the commencement or announcement of a tender offer or exchange offer for 10% or more of such outstanding shares of our common stock (the earlier of such dates being called the “distribution date”), the rights will be evidenced, with respect to any of our common stock certificates outstanding as of November 20, 1998, by such common stock certificate. The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the shares of our common stock. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after November 20, 1998, upon the transfer or new issuance of shares of common stock, including, unless the applicable prospectus supplement provides otherwise, the shares of common stock issued:

•	in an offering pursuant to this prospectus;

•	upon exercise of any common stock warrants;

•	upon conversion or exchange of debt securities which are convertible into or exchangeable for common stock; or

•	in connection with the obligations of a holder of stock purchase contracts to purchase common stock;

will contain a notation incorporating the rights agreement by reference.

        Until the distribution date, or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for shares of our common stock, outstanding as of November 20, 1998, with or without such notation or a copy of a summary of rights being attached thereto, will also constitute the transfer of the rights associated with the shares of our common stock represented by such certificate. As soon as practicable following the distribution date, we will mail separate certificates evidencing the rights to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

        The rights are not exercisable until the distribution date. The rights will expire on November 20, 2008, unless we earlier redeemed them as described below.

        The preferred share purchase price payable, and the number of preferred shares or other securities, cash or other property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock;

•	upon the grant to holders of our common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of our common stock;

•	upon the distribution to holders of our common stock of evidences of indebtedness or assets, excluding regular periodic cash dividends; and

•	in connection with any recapitalization of us.

        In the event that a person becomes an acquiring person, each right, other than rights that are or were beneficially owned by the acquiring person and certain related persons and transferees, which will thereafter be void, shall thereafter be exercisable not for our preferred shares, but for a number of shares of our common stock, or, in certain cases, fractional shares of our preferred stock, other common stock equivalents or cash, having a market value of two times the exercise price of the right. In the event that, at the time or after a person becomes an acquiring person, we are involved in a merger or other business combination in which:

•	we are not the surviving corporation;

•	our common stock is changed or exchanged; or

•	50% or more of our consolidated assets or earning power are sold;

then each right, other than rights that are or were owned by the acquiring person and certain related persons and transferees, which will thereafter be void, shall thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

        In addition, at any time after a triggering event and before a person has acquired beneficial ownership of 50% or more of our outstanding common stock, we may elect to exchange all or part of the rights, excluding void rights held by an acquiring person and certain related persons and transferees, at an exchange ratio of one share of our common stock, or one thirty-thousandth, subject to adjustment, of a preferred share, or other common stock equivalent, per right.

        At any time prior to a triggering event, our board of directors may redeem the rights in whole, but not in part, at a price of $.0033 per right, as adjusted to reflect our 3-for-1 stock split in the form of a 200% stock dividend paid on June 1, 2000. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the rights redemption amount.

        Until a right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

        At any time prior to a triggering event, we may amend or supplement the rights agreement without the approval of the rights agent or any holder of the rights. Thereafter, no amendment may adversely affect the interests of the rights holders, other than an acquiring person.

        The preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $250 per share and 30,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of our preferred shares will be entitled to a minimum preferential liquidation payment equal to the greater of $1,000 per share and 30,000 times the payment made per share of our common stock. Each preferred share will have 30,000 votes per share, voting together with the common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each preferred share will be entitled to receive 30,000 times the amount received per share of our common stock.

        Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one thirty-thousandth interest in a preferred share that may be purchased upon exercise of each right should approximate the value of one share of our common stock.

        No fractional shares of common stock or preferred shares will be required to be issued upon the exercise of a right, other than fractions of preferred shares that are integral multiples of one thirty-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts, and in lieu thereof, an adjustment in cash will be made based on the market price of our common stock or preferred shares on the last trading day prior to the date of exercise.

DESCRIPTION OF SECURITIES WARRANTS

        We may issue warrants for the purchase of our debt securities or common stock, either independently or together with debt securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company, as agent. The warrant agent will act solely as our agent and will not assume any obligation for any warrant holders. Copies of the forms of warrant agreements and the forms of warrant certificates are filed as exhibits to the registration statement. The following description of certain provisions of the forms of warrant agreements and warrant certificates does not purport to be complete and is qualified in its entirety by reference to all the provisions of the warrant agreements and the warrant certificates.

General

        If we offer warrants for the purchase of debt securities, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants;

•	the title, rank, aggregate principal amount, denomination, and terms of the underlying debt securities;

•	the currency of the underlying debt securities or of payment of the exercise price;

•	whether the warrants are issued as a unit with a debt security, and if so, the number of warrants attached to each such debt security;

•	the date, if any, on and after which such warrants and any related securities will be transferable separately;

•	the principal amount of the debt securities purchasable upon exercise of each warrant and the price, or the manner of determining the price, at which such debt securities may be purchased upon exercise;

•	when the warrants may be exercised and the expiration date;

•	whether the warrant certificates will be issued in registered or bearer form;

•	United States federal income tax consequences;

•	the terms of any right of ours to redeem or accelerate the exercisability of such warrants;

•	whether the warrants are to be issued with any other securities;

•	the offering price; and

•	any other terms of the warrants.

        If we offer warrants for the purchase of our common stock, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants and whether the warrants will be sold with other securities;

•	the number of shares of common stock that may be purchased on exercise of each warrant;

•	the price or manner of determining the price, the manner in which the exercise price may be paid and any minimum number of warrants exercisable at one time;

•	the terms of any right of ours to redeem the warrants;

•	the date, if any, on and after which the warrants and any related series of debt securities will be transferable separately;

•	when the warrants may be exercisable and the expiration date;

•	the terms of any right of ours to accelerate the exercisability of the warrants;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

        Warrants for the purchase of our common stock will be offered and exercisable for U.S. dollars only.

        Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but holders must pay any tax or other applicable governmental charge. Prior to the exercise of any warrant to purchase underlying debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase our common stock, holders of such warrants will not have any rights of holders of our common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on our common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

        Each warrant will entitle the holder to purchase underlying debt securities or our common stock, as the case may be, at the exercise price described in, or calculable from, the applicable prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date.

        Holders can exercise warrants by delivering the exercise price and certain required information to the warrant agent. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate. Upon receipt of such payment and such warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying debt securities or our common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants. The holder of a warrant must pay any tax or other governmental charge imposed in connection with the issuance of underlying debt securities or our common stock purchased upon exercise of a warrant.

Modifications

        The warrant agreements and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the warrants.

        Together with the warrant agent, we may also modify or amend the warrant agreement and the terms of the warrants with the consent of a majority of the holders of the then outstanding unexercised warrants affected thereby. No modification or amendment of that type that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants required for consent of any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants, may be made without the consent of each holder affected thereby.

Common Stock Warrant Adjustments

        The terms and conditions on which the exercise price of and/or the number of shares of our common stock covered by a warrant are subject to adjustment will be set forth in the warrant certificate and the applicable prospectus supplement. Such terms will include:

•	provisions for adjusting the exercise price and/or the number of shares of our common stock covered by the warrant;

•	the events requiring an adjustment;

•	the events upon which we may, in lieu of making an adjustment, make proper provisions so that the holder of the warrant, upon its exercise, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and

•	provisions affecting exercise in the event of certain events affecting our common stock.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

AND THE STOCK PURCHASE UNITS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

        The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

        The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

        Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

        The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

        The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

        When we issue the securities offered by this prospectus, except for shares of our common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

        Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their and/or our businesses.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Jeffrey A. Brown of our Law Department and Winston & Strawn, Chicago, Illinois. As of September 30, 2001, Mr. Brown owned approximately 1,625 shares of our common stock and held options to purchase 27,400 shares of our common stock, of which options to purchase 5,375 shares were currently exercisable.

EXPERTS

        The consolidated financial statements and schedule of Motorola and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in auditing and accounting.

$

% Senior Notes Due 2007

PROSPECTUS SUPPLEMENT

Lead Remarketing Agents

JPMorgan	Merrill Lynch & Co.

Banc of America Securities LLC

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

August      , 2004